Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-124690, 333-56117, 333-52536, 333-45629 and 333-64168) of Raytheon Company of our report dated June 25, 2007, relating to the financial statements of the Raytheon Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 25, 2007